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Exhibit 10.10

Omneon Video Networks Logo

March 27, 2003

Geoff Stedman

Dear Geoff:

This Offer Letter replaces the letter dated March 19, 2003.

It is my pleasure to offer you a position as Vice President Marketing with Omneon Video Networks reporting directly to me. Your salary will be $155,000 per year and you will participate in an excellent benefits program providing comprehensive health insurance. As one of our key contributors, you will also receive an option to purchase 11,541,427 shares of Omneon stock subject to approval of the Board of Directors. 11,541,427 shares is approximately .80% of the outstanding shares as of March 19, 2003. This option will vest monthly over four years including a one-year initial waiting period. If your position is eliminated or the scope reduced within one year following a change in the control or ownership of Omneon (not including an IPO), your options will be accelerated by one year. In this situation, you will also receive six months salary as a severance payment. This accelerated vesting and severance is also subject to approval by the Omneon Board of Directors. Lastly, this offer is subject satisfactory reference checks.

If you accept, please sign and return this Offer Letter along with the attached Omneon Employee Agreement. I look forward to working with you to build a great company.

Sincerely,

/s/ LARRY KAPLAN Larry Kaplan President & Chief Executive Officer
/s/ GEOFF STEDMAN Accepted: Geoff Stedman Date: 3/27/03

OMNEON VIDEO NETWORKS LOGO

September 18, 2006

Geoff Stedman

Dear Geoff:

This letter amends your offer letter from Omneon dated August 2, 2001 as to the severance benefits included in the letter. A copy of your offer letter is attached for your reference.

In your offer letter, it is stated: "If your position is eliminated or the scope reduced within one year following a change of control or ownership of Omneon (not including an IPO), your options will be accelerated by one year. In this situation, you will also receive six months salary as a severance payment." These two sentences are deleted and replaced with the following provision which more clearly define the conditions under which severance benefits are granted but do not otherwise change the benefit or vesting periods:

If within one year following a Change of Control (i) you terminate your employment with the Company for Good Reason or (ii) the Company (or its successor) terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the company, then (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of six (6) months from the date of such event, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the twelve (12) month period from the date of such termination ("Change of Control Benefits").

"Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

"Change of Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" is defined as any of the following, without your express written consent, (i) a significant reducing of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control but is not made the President of the acquiring corporation) will not constitute "Good Reason;" (ii) a material reduction by the Company of your base salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) your relocation to a facility or a location more than fifty (50) miles from your current location.

Except as expressly stated in this letter, we agree no other changes are made to your revised Offer Letter.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company's records. Should you have any questions or comments, please do not hesitate to contact me.

Thank you for your assistance and cooperation with this matter.

Very truly yours,
/s/ LAURA PERRONE
Laura Perrone, VP of Finance, CFO
ACKNOWLEDGED and AGREED this day of September, 2006.
/s/ GEOFF STEDMAN Geoff Stedman

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  Exhibit 10.10